UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2017

COMMITTED CAPITAL ACQUISITION CORPORATION II

(Exact name of registrant as specified in its charter)

Delaware	333-192586	45-4345803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Lexington Avenue, Suite 1208, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  212-759-2020

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Second Redemption

On July 10, 2017 Committed Capital Acquisition Corporation II (the “Company”) commenced its second redemption as more fully described in that certain current report on Form 8-K filed with the Securities Exchange Commission on March 31, 2017.

The Company does not intend to send any further documents to its shareholders regarding the July Redemption (as defined below) and current stockholders should carefully review this Current Report on Form 8-K and the attached press releasing announcing the July Redemption for information regarding the July Redemption.

April Redemption

On April 10, 2017, the Company held a special meeting of stockholders at which time the Company’s stockholders approved an extension of the time that the Company has to close a business transaction until April 10, 2019 (the “Extension Amendment”) and, in connection therewith, allowed holders of the Company’s public shares to redeem their public shares (the “April Redemption”), and also provided for a second redemption opportunity beginning July 10, 2017 (the “July Redemption”), in each case for a pro rata portion of the funds available in the trust account established by the Company with Continental Stock Transfer & Trust Company, the Company’s transfer agent (the “Transfer Agent”) in connection with the Company’s 2014 initial public offering of its securities (the “IPO”).

In connection with the April Redemption, 2,042,244 of the 2,394,071 shares that were eligible for redemption were redeemed for a total of $10,211,220.

July Redemption

The Company is now offering remaining holders of the public shares issued in connection with its IPO the opportunity to redeem their shares in connection with the July Redemption.

Redemption Procedure

A request for redemption may be made on or before August 11, 2017 by ensuring your bank or broker complies with the requirements identified herein.

Stockholders (or “you”) must elect either to physically tender your stock certificates to Continental Stock Transfer & Trust Company, the Company’s Transfer Agent, at Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, Attn: Mark Zimkind; mzimkind@continentalstock.com, by August 11, 2017 or to deliver your shares to the Transfer Agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would be determined based on the manner in which you hold your shares. The election is irrevocable upon the conclusion of the July Redemption.

Through the DWAC system, this electronic delivery process can be accomplished by the stockholder, regardless of whether it is a record holder or its shares are held in “street name,” by contacting the Transfer Agent or its broker and requesting delivery of its shares through the DWAC system. Delivering shares physically may take significantly longer. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80.00 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is the Company’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. The Company does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Such stockholders will have less time to make their investment decision than those stockholders that do not elect to exercise their redemption rights. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.

Certificates and/or shares that have not been tendered in accordance with these procedures by August 11, 2017 will not be redeemed for cash. In the event that a public stockholder requests redemption and decides prior to the close of the redemption period that it does not want to redeem its shares, the stockholder may withdraw the request. If you delivered your shares for redemption to our Transfer Agent and decide prior to August 11, 2017 not to redeem your shares, you may request that our Transfer Agent return the shares (physically or electronically). You may make such request by contacting our Transfer Agent at address listed above.

The Company anticipates that a public stockholder who tenders shares for redemption in connection with the July Redemption would receive payment of the redemption price for such shares soon after August 11, 2017. The Company will hold the certificates of public stockholders that request redemption and deliver prior to August 11, 2017 until such shares are redeemed for cash or returned to such stockholders.

If properly demanded, the Company will redeem each public share for a pro rata portion of the funds available in the trust account. As of July 10, 2017, this would amount to approximately $5.00 per share. If you exercise your redemption rights, you will be exchanging your shares of the Company’s public shares for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you properly demand redemption, and tender your stock certificate(s) or electronically transfer your shares to the Company’s Transfer Agent by August 11, 2017.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit

99.1	Press Release, dated July 10, 2017, announcing commencement of its July Redemption.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Committed Capital Acquisition Corporation II

July 11, 2017	By:	/s/ Michael Rapp
Name: Michael Rapp
Title: Chief Executive Officer and Chairman